SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                              Digital Island, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    25385N101
--------------------------------------------------------------------------------
                                 (CUSIP Number)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         25385N101
--------------------------------------------------------------------------------
    1) Names of Reporting Person

       S.S. or I.R.S. Identification No. of Above Person

       Tudor Investment Corporation
       -------------------------------------------------------------------------
       22-2514825
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
            --------------------------------------------------------------------
       (b)    X
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    3) SEC Use Only
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
    4) Citizenship or Place of Organization           Delaware
                                            ------------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power          1,802,723
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power               0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power     1,802,723
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             1,802,723
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row 9            3.0%
--------------------------------------------------------------------------------
   12) Type of Reporting Person (See Instructions)                  CO
--------------------------------------------------------------------------------

CUSIP No.         25385N101
--------------------------------------------------------------------------------
    1) Names of Reporting Person

       S.S. or I.R.S. Identification No. of Above Person

       Paul Tudor Jones, II
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
            --------------------------------------------------------------------
       (b)    X
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    3) SEC Use Only
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
    4) Citizenship or Place of Organization           USA
                                            ------------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power          1,802,723
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power               0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power     1,802,723
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             1,802,723
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row 9            3.0%
--------------------------------------------------------------------------------
   12) Type of Reporting Person (See Instructions)                  IN
--------------------------------------------------------------------------------

CUSIP No.         25385N101
--------------------------------------------------------------------------------
    1) Names of Reporting Person

       S.S. or I.R.S. Identification No. of Above Person

       Tudor Private Equity Fund L.P.
       -------------------------------------------------------------------------
       06-1502169
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
            --------------------------------------------------------------------
       (b)    X
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    3) SEC Use Only
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
    4) Citizenship or Place of Organization        Delaware
                                            ------------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power          1,532,316
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power               0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power     1,532,316
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             1,532,316
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row 9            2.5%
--------------------------------------------------------------------------------
   12) Type of Reporting Person (See Instructions)                  PN
--------------------------------------------------------------------------------

CUSIP No.         25385N101
--------------------------------------------------------------------------------
    1) Names of Reporting Person

       S.S. or I.R.S. Identification No. of Above Person

       Tudor BVI Futures, Ltd.
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
            --------------------------------------------------------------------
       (b)    X
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    3) SEC Use Only
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
    4) Citizenship or Place of Organization           British Virgin Islands
                                            ------------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                  0
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power               0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power             0
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     0
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row 9            0.0%
--------------------------------------------------------------------------------
   12) Type of Reporting Person (See Instructions)                  CO
--------------------------------------------------------------------------------

CUSIP No.         25385N101
--------------------------------------------------------------------------------
    1) Names of Reporting Person

       S.S. or I.R.S. Identification No. of Above Person

       Tudor Proprietary Trading, L.L.C.
       -------------------------------------------------------------------------
       13-3720063
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
            --------------------------------------------------------------------
       (b)    X
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    3) SEC Use Only
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
    4) Citizenship or Place of Organization           Delaware
                                            ------------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                  0
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power               0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power             0
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     0
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row 9            0.0%
--------------------------------------------------------------------------------
   12) Type of Reporting Person (See Instructions)                  OO
--------------------------------------------------------------------------------

CUSIP No.         25385N101
--------------------------------------------------------------------------------
    1) Names of Reporting Person

       S.S. or I.R.S. Identification No. of Above Person

       The Upper Mill Capital Appreciation Fund Ltd.
       -------------------------------------------------------------------------

--------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
            --------------------------------------------------------------------
       (b)    X
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    3) SEC Use Only
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
    4) Citizenship or Place of Organization           Cayman Islands
                                            ------------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                  0
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power               0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power             0
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     0
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row 9            0.0%
--------------------------------------------------------------------------------
   12) Type of Reporting Person (See Instructions)                  CO
--------------------------------------------------------------------------------

CUSIP No.         25385N101
--------------------------------------------------------------------------------
    1) Names of Reporting Person

       S.S. or I.R.S. Identification No. of Above Person

       Tudor Global Trading LLC
       -------------------------------------------------------------------------
       13-3862744
       -------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2) Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)
            --------------------------------------------------------------------
       (b)    X
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    3) SEC Use Only
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
    4) Citizenship or Place of Organization           Delaware
                                            ------------------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                    0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power          1,532,316
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power               0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power     1,532,316
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             1,532,316
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
--------------------------------------------------------------------------------
   11) Percent of Class Represented by Amount in Row 9            2.5%
--------------------------------------------------------------------------------
   12) Type of Reporting Person (See Instructions)                  OO
--------------------------------------------------------------------------------

CUSIP No.         25385N101
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  The Raptor Global Fund L.P.
             -------------------------------------------------------------------
                  13-3735415
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                   0
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power              0
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    0
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.0%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          PN
--------------------------------------------------------------------------------

CUSIP No.         25385N101
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  The Raptor Global Fund Ltd.
             -------------------------------------------------------------------

             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            Cayman Islands
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                   0
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power              0
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    0
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.0%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          CO
--------------------------------------------------------------------------------

CUSIP No.         25385N101
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  The Raptor Global Portfolio Ltd.
             -------------------------------------------------------------------
                  98-0211544
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            Cayman Islands
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power             270,407
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power        270,407
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                              270,407
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.4%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          CO
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Digital Island, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               1132 Bishop Street
               Suite 1001
               Honolulu, HI 96813

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               Tudor Private Equity Fund L.P. ("TPEF")
               Tudor Global Trading LLC ("TGT")
               The Raptor Global Fund L.P. ("Raptor L.P.")
               The Raptor Global Fund Ltd. ("Raptor Ltd.")
               Tudor BVI Futures, Ltd. ("Tudor BVI")
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Upper Mill Capital Appreciation Fund Ltd.("Upper Mill") The Raptor Global Portfolio Ltd. ("Raptor Portfolio")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, TPT, TPEF, TGT and Raptor L.P. are:

                           600 Steamboat Road
                           Greenwich, CT 06830

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           600 Steamboat Road
                           Greenwich, CT 06830

               The principal business office of each of Tudor BVI, Raptor Ltd., Raptor Portfolio, Upper Mill are:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation
               TPEF is a Delaware partnership
               Mr. Jones is a citizen of the United States
               Raptor L.P. is a Delaware limited partnership
               Tudor BVI is a company organized under the laws of the British Virgin Islands
               TPT and TGT are Delaware limited liability companies
               Raptor Ltd., Raptor Portfolio and Upper Mill are companies organized under the laws of the Cayman Islands

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               25385N101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


         (a) [ ] Broker or Dealer registered under section 15 of the Act
         (b) [ ] Bank as defined in section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of December 31, 1999).

         (a)   Amount Beneficially Owned:  See Item 9 of cover pages

         (b) Percent of Class: See Item 11 of cover pages

         (c) Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote\
                    See Item 5 of cover pages

               (ii) shared power to vote or to direct the vote
                    See Item 6 of cover pages

               (iii)sole power to dispose or to direct the disposition of
                    See Item 7 of cover pages

               (iv) shared power to dispose or to direct the disposition of
                    See Item 8 of cover pages

               The shares of Common Stock reported herein as beneficially owned are owned directly by Tudor BVI (0 shares), TPT (0 shares), Raptor Portfolio (270,407 shares), Raptor Ltd. (0 shares), Raptor L.P. (0 shares), TPEF (1,532,316 shares) and Upper Mill (0 shares). Because TIC is the sole general partner of Raptor L.P. and provides investment advisory services to Raptor Ltd., Raptor L.P., Raptor Portfolio, Tudor BVI, Upper Mill and TPEF, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. Because TGT is the sole general partner of TPEF, TGT may be deemed to beneficially own the shares of Common Stock owned by such Reporting Person. TGT expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT and TGT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC, TPT and TGT. Mr. Jones expressly disclaims such beneficial ownership.

               On October 1, 1999, each of Raptor L.P. and Raptor Ltd. transferred their entire interest in the Company to Raptor Portfolio, their wholly-owned affiliate.

Item 5.  Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
           Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        Dated:       February 14, 2000

                        TUDOR INVESTMENT CORPORATION

                        By:          /s/ Andrew S. Paul
                               -------------------------------------------------
                               Andrew S. Paul
                               Managing Director and General Counsel


                               /s/ Paul Tudor Jones, II
                        --------------------------------------------------------
                               Paul Tudor Jones, II


                        TUDOR BVI FUTURES, LTD.

                        By:    Tudor Investment Corporation,
                               Trading Advisor

                               By:        /s/ Andrew S. Paul
                                     -------------------------------------------
                                     Andrew S. Paul
                                     Managing Director and General Counsel


                        TUDOR PRIVATE EQUITY FUND L.P.

                        By:    Tudor Global Trading LLC,
                               General Partner

                               By:        /s/ Andrew S. Paul
                                     -------------------------------------------
                                     Andrew S. Paul
                                     Managing Director and General Counsel


                        TUDOR PROPRIETARY TRADING, L.L.C.

                        By:          /s/ Andrew S. Paul
                               -------------------------------------------------
                               Andrew S. Paul
                               Managing Director and General Counsel

                        TUDOR GLOBAL TRADING LLC

                        By:          /s/ Andrew S. Paul
                               -------------------------------------------------
                               Andrew S. Paul
                               Managing Director and General Counsel


                        THE RAPTOR GLOBAL FUND L.P.

                        By:    Tudor Investment Corporation,
                               General Partner

                               By:        /s/ Andrew S. Paul
                                     -------------------------------------------
                                     Andrew S. Paul
                                     Managing Director and General Counsel


                        THE RAPTOR GLOBAL FUND LTD.

                        By:    Tudor Investment Corporation,
                               Investment Advisor

                               By:        /s/ Andrew S. Paul
                                     -------------------------------------------
                                     Andrew S. Paul
                                     Managing Director and General Counsel


                        THE UPPER MILL CAPITAL APPRECIATION FUND LTD.

                        By:      Tudor Investment Corporation,
                                 Sub-Investment Manager

                                 By:        /s/ Andrew S. Paul
                                          --------------------------------------
                                          Andrew S. Paul
                                          Managing Director and General Counsel


                        THE RAPTOR GLOBAL PORTFOLIO LTD.

                        By:    Tudor Investment Corporation,
                               Investment Advisor

                                 By:      /s/ Andrew S. Paul
                                     -------------------------------------------
                                     Andrew S. Paul
                                     Managing Director and General Counsel